Exhibit 99.14
Consent of Person About to Become Director
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Revelyst, Inc. (“Revelyst”), and all amendments thereto (the “Registration Statement”), as a person about to become a director of Revelyst upon completion of the Transaction and the other transactions described in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Robert M. Tarola
Robert M. Tarola

Dated:	January 16, 2024